Consent of Conrad Huss

July 27, 2009

Augusta Resource Corporation
400 – 837 West Hastings Street
Vancouver, B.C. V6C 3N6

United States Securities and Exchange Commission

Ladies and Gentlemen,

Re: Registration Statement on Form F-10

I hereby consent to the use and reference to my name and the description of the reports titled “Rosemont Copper Project Feasibility Study”, dated August 2007, and “Rosemont Copper Project Updated Feasibility Study,” dated January 2009 (the “Technical Reports”), including extracts from or a summary of the Technical Reports, as included or incorporated by reference in Augusta Resource Corporation’s Registration Statement on Form F-10 and any amendments thereto, including post-effective amendments, filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

Sincerely,

/s/ Conrad Huss
Conrad Huss